Exhibit 99.1

      PRO-DEX, INC. ANNOUNCES FOURTH FISCAL QUARTER AND FISCAL 2005 RESULTS

                       SALES INCREASE 19% FOR THE QUARTER

              NET INCOME UP 112% FOR THE QUARTER, 65% FOR THE YEAR

                 BACKLOG REACHES 7.9 MILLION AS OF JUNE 30, 2005

    SANTA ANA, Calif., Sept. 6 /PRNewswire-FirstCall/ -- PRO-DEX, INC. (Nasdaq: PDEX), a developer and manufacturer of embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets, today announced financial results for the fourth quarter and full-year period ending June 30, 2005.

    Consolidated net sales for the fourth quarter were $4.4 million, up 19 percent compared to the $3.7 million reported for the fourth quarter last year and a 35 percent sequential increase compared to the $3.2 million reported for the third quarter. For the year ended June 30, 2005, consolidated net sales were $13.8 million compared to $14.2 million for the same period last year, a decrease of 2.5 percent. Last year's revenues included approximately $675,000 in product sales (4.2 percent of total sales), which has subsequently transitioned to a royalty agreement as previously announced by the Company.

    Net income for the quarter was $928,000, or $0.09 per diluted share, as compared to a net income of $437,000 or $0.05 per diluted share, for the three months ended June 30, 2004. This represents an increase of $491,000, or 112 percent, compared to the prior year's fourth quarter. The Company reported net income for the year of $1.8 million, or $0.20 per basic and $0.19 per fully diluted share, compared to net income of $1.1 million, or $0.13 per basic and $0.12 per fully diluted share, last year. This represents an increase of $729,000, or 65 percent, over the previous year, despite the decrease in revenues.

    Net income for the fourth quarter and the year was positively impacted by a tax benefit of $332,000, with $227,000 resulting from the reversal of a reserve against the Company's deferred tax asset and $103,000 resulting from the use of a state tax credit. The net result of both tax matters was a $0.03 increase in earnings per share for the year. In calculating earnings per share for the quarter, the Company utilized 10.0 million fully diluted shares compared to 9.3 million diluted shares for the fourth quarter of fiscal year 2004. For the 2005 and 2004 fiscal years, 9.6 million and 9.3 million fully diluted shares were utilized in the calculations respectively.

    Commenting on the Company's financial performance for the quarter and the year, Pro-Dex's President and Chief Executive Officer, Patrick Johnson said, "We are pleased with our financial performance, especially knowing the fourth quarter was going to be challenging. Given the substantial increase in new orders received during the third quarter of the year, we recognized that the fourth quarter would provide the inflection point to guide the Company to the next level of revenue and profitability. However, significantly increasing production output is a complicated proposition in the short term, as our business model is based on a diverse, high-mix/low-volume product composition. In the case of the fourth quarter, that rapid increase in production included two new medical products, and overall, this ramp-up impacted our efficiency. However, having reached and sustained this new level of production, we expect gross profit to trend back toward the levels seen earlier in the year."

    Gross profit for the fourth quarter was $2.0 million, or 44.8 percent of sales, compared to gross profit of $2.0 million, or 53.3 percent of sales for the fourth quarter last year. The fourth quarter gross profit was impacted by $241,000 in unfavorable manufacturing variances resulting from the 35 percent increase in production output. In addition, gross profit was further diluted by a $145,000 in non-recurring inventory disposal and reserve adjustments. Gross profit for the year was $7.1 million, or 51.2 percent of sales, compared to gross profit of $6.8 million, or 47.9 percent of sales, last year.

    Operating expenses decreased by 19.3 percent to $1,007,000 compared to $1,248,000 in the fourth quarter last year, due to decreases in Company-funded research and development projects and decreases in administrative expenses following management's consolidation of the Company at the end of last year. For the full fiscal year, operating expense decreased 4 percent to $4.7 million compared to $5.0 million last year.

    During the fourth quarter, the Company received royalty income of $30,400 compared to $58,000 last year. For the full fiscal year, the Company received royalty income of $76,800 compared to $98,000 last year.

    Mr. Johnson continued, "In reflecting on our performance in the fourth quarter and the full fiscal year, I think the momentum we gained is just as important, if not more important, than what was achieved. In comparing how we finished the fourth quarter this year to last year, all indicators are trending up. Sales were up by 19 percent for the quarter, a pace we expect to continue into the new fiscal year as we have expanded the product mix from which we derive recurring revenue. Gross profit was up for the year by nearly 4 margin points, despite the non-reoccurring charges we saw in the fourth quarter, a trend that bodes well for gross profitability in the coming fiscal year. Expenses were down despite increases in product development, sales and marketing activities, all drivers of future sales. As a result, operating income was up 36 percent for the quarter and 25 percent for the year, further evidence of a favorable trend."

    "In addition, new order bookings were up by $700,000 in the fourth quarter compared to the prior quarter, pushing our total order backlog to $7.9 million at the end of the year, a $2.8 million or 52 percent increase over the end of last year," Mr. Johnson continued. "We ended the year with nine active product development projects, only one more project than last year, but those nine projects represent a potential first year revenue of $6.5 million compared to just $4 million the eight projects represented last year. This is an indication that we are bidding on and winning incrementally larger development projects, projects that will help drive our top-line sales and maintain our leverage in generating increased profitability. Finally, the Company remained debt free and we increased our cash on hand to $2.6 million, strengthening our position to fund future acquisitions. Given this momentum, we believe that we are trending in the right direction."

    Other highlights from the fiscal fourth quarter included:

    -- The Company hired two industry veterans to fill key positions. Mr. Ajay Kumar was appointed Vice President of Product Development. Mr. Kumar served as Director of New Product Development for Zimmer, in the Dental Division, manager of the R&D Department and Projects for Nobel Biocare, and R&D Engineer for Steri-Oss. Mr. Kumar has an MBA from the University of California, Irvine and a Masters in Biomedical Engineering from Rutgers University. In addition, he has a MSME from the University of Southern Illinois and a BSME from the National Institute of Technology, Kurukshetra, India.

    -- Mr. Mark Bennett was named Director of Sales for the Company's Factory Automation products. Mr. Bennett joins Pro-Dex from Encoder Products Company, where he served as Business Development Manager for Encoder's Motion Control and Industrial Control Distributors. Mr. Bennett also worked for the Parker Electromechanical Automation Technology Center, serving in an outside sales capacity and also as an Applications Engineer, and previously at Minarik Corporation, serving as Sales Manager and an Applications Engineer. In addition, he has a BSME from Oregon State University.

    Outlook:

    For fiscal 2006, management believes that the Company will achieve sales of $16-18 million and net income of $0.26-0.30 per share.

    "This estimate does not include new product launches yet to reach supply agreement negotiation, any potential acquisitions and does not include new royalty payments," Mr. Johnson continued. "This growth is indicative of the work we've done during the past two years: streamlining our corporate operations to reduce expenses and building a portfolio of development projects to produce profitable revenue growth. We are excited about the operating progress we have made to date and the opportunities before us."

    Teleconference Information:

    Investors and all others are invited to listen to a conference call discussing the fourth quarter and fiscal 2006 outlook today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at http://www.pro-dex.com. An online replay will be available for 30 days. Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (800) 475-6701 for domestic callers and for international callers; conference ID# 794238. If you would like to join the call, dial (800) 553-0329 U.S. and (612) 332-0802 International.

    Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at http://www.pro-dex.com.

    Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

                         PRO-DEX, INC. and SUBSIDIARIES
                                  BALANCE SHEET
                                  June 30, 2005
                                   (unaudited)

ASSETS
Current assets:
  Cash and cash equivalents                        $    2,584,000
  Accounts receivable, net of allowance for
   doubtful accounts of $100,000                        3,521,000
  Inventories, net                                      3,145,000
  Prepaid expenses                                         66,000
  Income taxes receivable                                 120,000
  Deferred income taxes                                   495,000
    Total current assets                                9,931,000

Equipment and leasehold improvements, net               1,156,000

Other assets:
  Goodwill                                              1,110,000
  Deferred income taxes                                   541,000
  Other                                                    18,000
    Total other assets                                  1,669,000

    Total assets                                   $   12,756,000


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $    1,158,000
  Accrued expenses                                        472,000
  Income taxes payable                                     13,000
    Total current liabilities                           1,643,000

Long-term liabilities                                           -

    Total liabilities                                   1,643,000

Commitments and contingencies
Shareholders' equity:
  Common shares; no par value; 50,000,000 shares
   authorized; 9,449,396 shares issued
   and outstanding,                                    15,933,000
  Accumulated deficit                                  (4,820,000)

  Total shareholders' equity                           11,113,000

  Total liabilities and shareholders' equity       $   12,756,000

                         PRO-DEX, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                               Years ended June 30
                                   (Unaudited)

                                                     2005            2004
                                                 -------------   -------------
Net sales                                        $  13,834,000   $  14,200,000

Cost of sales                                        6,754,000       7,395,000
Gross profit                                         7,080,000       6,805,000

Operating expenses:
  Selling                                              897,000         857,000
  General and administrative expenses                2,151,000       2,325,000
  Research and development costs                     1,740,000       1,790,000
Total operating expenses                             4,788,000       4,972,000

Income from operations                               2,292,000       1,833,000

Other income (expense):
  Other income, net                                     40,000          22,000
  Royalty income                                        77,000          98,000
  Interest income (expense)                             21,000         (51,000)
Total                                                  138,000          69,000

Income before income taxes provision                 2,430,000       1,902,000

Income taxes provision                                 581,000         782,000
Net income                                       $   1,849,000   $   1,120,000

Net Income per share:
  Basic                                          $        0.20   $        0.13
  Diluted                                        $        0.19   $        0.12

Weighted average shares outstanding - basic          9,106,846       8,799,477
Weighted average shares outstanding - diluted        9,640,980       9,327,423

                                  PRO-DEX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               Years ended June 30
                                   (Unaudited)

                                                      2005            2004
                                                 -------------   -------------
Cash Flows from Operating Activities:
Net Income                                       $   1,849,000   $   1,120,000
  Adjustments to reconcile net income to
   net cash used in operating activities:
  Depreciation and amortization                        348,000         362,000
  Provision for doubtful accounts                       60,000          10,000
  Reserve for obsolete inventory                       (18,000)        (83,000)
  Stock based compensation                              25,000          25,000
  Deferred taxes                                       545,000          22,000
    Changes in:
      (Increase) in accounts receivable             (1,212,000)       (760,000)
      Decrease in inventories                         (585,000)        376,000
      Decrease in prepaid expenses                      10,000          38,000
      Decrease in other assets                          (1,000)          5,000
      Increase (Decrease) in accounts
       payable and accrued expenses                    453,000         159,000
      Increase (Decrease) in
       income taxes payable                           (917,000)        780,000
Net Cash provided by Operating Activities              557,000       2,054,000

Cash Flows From Investing Activities:
  Purchases of equipment and
   leasehold improvements                             (474,000)       (352,000)

Net Cash provided by (used in)
 Investing Activities                                 (474,000)       (352,000)

Cash Flows from Financing Activities:
  Principal payments on long-term
   shareholder borrowings                             (145,000)        (71,000)
  Net (payments) on line of credit                           -        (432,000)
  Additional paid in capital                           576,000          76,000

Net Cash (used in) Financing Activities                431,000        (427,000)

Net Increase in Cash and Cash Equivalents              514,000       1,275,000
Cash and Cash Equivalents,
 beginning of period                                 2,070,000         795,000

Cash and Cash Equivalents, end of period         $   2,584,000   $   2,070,000


        Supplemental Information

Cash payments for interest                       $       9,000   $      51,000

Cash payments (refunds) for income taxes         $     943,000   $     (15,000)

Disclosure of non-cash financing
  Conversion of preferred to common stock        $     283,000   $           -

SOURCE  Pro-Dex Inc.
    -0-                             09/06/2005
    /CONTACT:  Patrick Johnson, President & CEO of Pro-Dex Inc.,
+1-714-241-4411; or Matthew Hayden, Investor Relations of Hayden
Communications, Inc., +1-858-456-4533/
    /Web site:  http://www.pro-dex.com /